Exhibit 3.4

ENGLISH TRANSLATION

FOR INFORMATIONAL PURPOSES

ARTICLES OF ASSOCIATION

of

Nabriva Therapeutics AG

I. GENERAL PROVISIONS

§ 1 Name and Corporate Seat of the Company

(1)	The name of the Company is Nabriva Therapeutics AG.

(2)	The corporate seat of the Company is Vienna.

§ 2 Object of the Company

(1)	The object of the Company is:

a)	The research and development in the sector of medicine and pharmaceuticals, in particular in with respect to anti-infective agents, the registration and realisation of IP rights in these sectors as well as trading with goods of any kind;

b)	To hold shares in similar companies and to manage the business of such companies;

c)	to acquire, manage and sell shareholdings in other companies of the same or a similar nature, except for banking business and investment services.

(2)	In addition, the Company may provide any and all services related to the aforesaid objects and engage in any and all business necessary or useful for the attainment of aforesaid objects; the Company is active in Austria and abroad.

§ 3 Publications

(1)	Publications of the Company, to the extent required by mandatory law, shall be made in the official gazette of the “Wiener Zeitung”. Apart from that, publications of the Company shall be made in accordance with the relevant applicable law.

1

(2)	Unless written form is required by mandatory law, proposals for resolutions, statements of reasons and other declarations to the Company shall be made in text form exclusively to the fax number or email address specified under “Investor Relations” on the website of the Company. The declaration shall be made in a document or in another manner suitable for its permanent reproduction in writing and shall state the name of the person making the declaration, and the completion of the declaration must be shown through the reproduction of a signature of the name or otherwise, i.e. by adding the name.

(3)	Proposals for resolutions, statements of reasons or declarations pursuant to Section 87 para 2 of the Austrian Stock Corporation Act (Aktiengesetz, AktG) and other notifications to the Company shall be submitted in any case in the German language. The German version shall always prevail; the Company is not obliged to verify whether any foreign language version is a true translation of the German version.

II. SHARE CAPITAL OF THE COMPANY

§ 4 Share Capital and Shares

(1)	The registered share capital (Grundkapital) of the Company amounts to EUR [●] (Euro [●]) and is divided into [●] ([●]) no-par value registered shares (auf Namen lautende Stückaktien).[1]

(2)	The shares issued in a capital increase shall also be registered shares, unless provided otherwise in the resolution on the capital increase.

(3)	The form and content of the share certificates shall be determined by the Management Board. The same applies to bonds, dividend and renewal coupons as well as to convertible bonds. A global share certificate shall be issued for several shares held by a shareholder. Any entitlement of a shareholder to the issuance of certificates for single shares is excluded.

(4)	The nominal capital of the Company has been conditionally increased by up to EUR 22,111 (Euro twenty-two thousand one hundred eleven), divided into 22,111 (twenty-two thousand one hundred eleven) no-par value registered shares (conditional capital). The conditional capital increase is used to service the stock options granted to the employees, executive employees or members of the Management Board or Supervisory Board of the Company. The conditional capital increase shall be effected only to the extent that the beneficiaries exercise their stock options. The issuance price per share, which corresponds to the exercise price, shall amount to EUR 6.72.

[1]	NTD: Final number of share capital to be reflected prior to closing of the IPO.

The nominal capital of the Company has been conditionally increased by up to EUR 6,200 (Euro six thousand two hundred), divided into 6,200 (six thousand two hundred) no-par value registered shares (conditional capital). The conditional capital increase is used to service the stock options granted to the employees, executive employees or members of the Management Board or Supervisory Board and external consultants of the Company. The conditional capital increase shall be effected only to the extent that the beneficiaries exercise their stock options. The exercise price per option shall be equal to 100% (one hundred percent) of the fair market value per share on the date of participation of the respective beneficiary under the stock option scheme 2015 (two thousand fifteen). If the Management Board, Supervisory Board, or shareholders, as the case may be, approve the grant of an option with an exercise price to be determined on a future date, the exercise price shall be equal to 100% (one hundred percent) of the fair market value on such future date.

The fair market value under the stock option scheme 2015 (two thousand fifteen) shall be determined as follows:

(i)	if the shares are not publicly traded, the Management Board, subject to the approval of the Supervisory Board, will determine the Fair Market Value for purposes of the stock option scheme 2015 (two thousand fifteen) on the basis of an enterprise value of the Company of US$ 148,045,201 as determined by the independent third-party expert evaluator Duff & Phelps B.V. as of 31 March 2015, and taking into account any measure of value it determines to be appropriate to reflect changes in the value of the Company since 31 March 2015 in a manner consistent with the valuation principles under Section 409A of the Internal Revenue Code;

(ii)	if the shares trade on a national securities exchange, the fair market value corresponds to the closing sale price (for the primary trading session) on the date of participation of the respective beneficiary under the stock option scheme 2015 (two thousand fifteen); or

(iii)	if the shares do not trade on any such exchange, the fair market value corresponds to the average of the closing bid and asked prices as reported by an authorized OTCBB market data vendor (as listed on the OTCBB website otcbb.com) on the date of participation of the respective beneficiary under the stock option scheme 2015 (two thousand fifteen).

For any date that is not a trading day, the fair market value of a share for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Management Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Section 409A of the Internal Revenue Code. The Supervisory Board is authorized to resolve on amendments of the articles of association which result from the issuance of shares out of conditional capital.

The nominal capital of the Company has been conditionally increased by up to EUR 77,457 (Euro seventy-seven thousand four hundred fifty-seven), divided into 77,457 (seventy-seven thousand four hundred fifty-seven) no-par value registered shares (conditional capital). The conditional capital increase is used to service the stock options granted to selected employees, executive employees or members of the Management Board or Supervisory Board and external consultants of the Company under the existing stock option scheme 2015 (two thousand fifteen). The conditional capital increase shall be effected only to the extent that the beneficiaries exercise their stock options.

The exercise price per option shall be equal to 100% (one hundred percent) of the fair market value per share on the date of participation of the respective beneficiary under the stock option scheme 2015 (two thousand fifteen). If the Management Board, Supervisory Board, or shareholders, as the case may be, approve the grant of an option with an exercise price to be determined on a future date, the exercise price shall be equal to 100% (one hundred percent) of the fair market value on such future date.

The fair market value under the stock option scheme 2015 (two thousand fifteen) shall be determined as follows:

(i)	if the shares are not publicly traded, the Management Board, subject to the approval of the Supervisory Board, will determine the Fair Market Value for purposes of the stock option scheme 2015 (two thousand fifteen) on the basis of an enterprise value of the Company of US$ 148,0450,201 as determined by the independent third-party expert evaluator Duff & Phelps B.V. as of 31 March 2015, and taking into account any measure of value it determines to be appropriate to reflect changes in the value of the Company since 31 March 2015 in a manner consistent with the valuation principles under Section 409A of the Internal Revenue Code;

(ii)	if the shares trade on a national securities exchange, the closing sale price (for the primary trading session) on the date of participation; or

(iii)	if the shares do not trade on any such exchange, the average of the closing bid and asked prices as reported by an authorized OTCBB market data vendor (as listed on the OTCBB website otcbb.com) on the date of participation of the respective beneficiary under the stock option scheme 2015 (two thousand fifteen).

For any date that is not a trading day, the fair market value of a share for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Management Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Section 409A of the Internal Revenue Code. The Supervisory Board is authorized to resolve on amendments of the articles of association which result from the issuance of shares out of conditional capital.

(5)	The Management Board is authorized, with the consent of the Supervisory Board, to increase the share capital of the Company by up to EUR 11,343 (Euro eleven thousand three hundred forty three) until 1 April 2020, through the issue of up to 11,343 (eleven thousand three hundred forty three) no-par value registered shares (authorized capital). The authorized capital is used to service the stock options granted to the employees, executive employees or members of the Management Board or Supervisory Board of the Company. The authorized capital increase shall be effected only to the extent that the beneficiaries exercise their stock options. The exercise price per option shall be equal to 100% (one hundred percent) of the fair market value per share on the date of participation of the respective beneficiary under the stock option scheme 2015 (two thousand fifteen). If the Management Board, Supervisory Board, or shareholders, as the case may be, approve the grant of an option with an exercise price to be determined on a future date, the exercise price shall be equal to 100% (one hundred percent) of the fair market value on such future date.

The fair market value under the stock option scheme 2015 (two thousand fifteen) shall be determined as follows:

(i)

if the shares are not publicly traded, the Management Board, subject to the approval of the Supervisory Board, will determine the Fair Market Value for purposes of the stock option scheme 2015 (two thousand fifteen) on the basis of an enterprise value of the Company of US$ 148,045,201 as determined by the independent third-party expert evaluator Duff & Phelps B.V. as of 31 March 2015, and taking into account any measure of value it determines to be appropriate to reflect changes in the value of the Company since 31 March 2015 in a manner consistent with the valuation principles under Section 409A of the Internal Revenue Code;

(ii)	if the shares trade on a national securities exchange, the closing sale price (for the primary trading session) on the date of participation; or

(iii)	if the shares do not trade on any such exchange, the average of the closing bid and asked prices as reported by an authorized OTCBB market data vendor (as listed on the OTCBB website otcbb.com) on the date of participation of the respective beneficiary under the stock option scheme 2015 (two thousand fifteen).

For any date that is not a trading day, the fair market value of a share for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Management Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Section 409A of the Internal Revenue Code.

(6)	The Management Board is authorized, with the consent of the Supervisory Board, to increase the registered share capital of the Company by up to EUR 425,893 (Euro four hundred twenty five thousand eight hundred ninety-three) within a period of five years following the registration of the corresponding amendment to the articles of association with the commercial register, by issuance of up to 425,893 (Euro four hundred twenty five thousand eight hundred ninety-three) no-par value registered shares, in one or several tranches, against cash or contribution in-kind, also by excluding the subscription rights of the existing shareholders, and to determine in agreement with the Supervisory Board the issuance amount, which may not be less than the pro rata amount of the no-par shares in share capital, and other issue conditions (the Authorized Capital 2015 [two thousand fifteen]). The Supervisory Board is authorized to resolve on amendments to the articles of association resulting from the issuance of shares from the Authorized Capital 2015 (two thousand fifteen).

(7)

Pursuant to Section 159 para 2 no 1 AktG (Section one hundred fifty-nine paragraph two number one Austrian Stock Corporation Act), the registered share capital of the Company is conditionally increased by up to EUR 423,074 (Euro four hundred twenty three thousand seventy-four), by issuance of up to 423,074 (four hundred twenty three thousand seventy-four) new, no-par value registered shares to holders of convertible bonds which will be approved in subsequent general meetings pursuant to Section 174 AktG (Section one hundred seventy-four Austrian Stock Corporation Act) (Conditional Capital 2015 [two thousand fifteen]). The conditional capital increase shall be carried out only to the extent that the holders of these convertible bonds exercise their conversion and/or subscription rights with respect to shares in the Company. The issuance price and the exchange ratio shall be calculated, having due regard to the interests of the Company, the existing shareholders and the subscribers of the convertible bonds, in accordance with generally accepted methods of financial mathematics and on the basis of any applicable stock exchange price of the shares of the Company by applying a generally accepted pricing method which may also involve the participation of third-party experts (basis of calculation of the issuance price); the issuance price must not be lower than the pro-rata amount of the registered share capital. The new shares issued out of the Conditional Capital 2015 (two thousand fifteen) shall be entitled to dividends to the same extent as already existing shares of the Company. The Supervisory Board is authorized to resolve on amendments to the articles of association resulting from the issuance of shares out of the Conditional Capital 2015 (two thousand fifteen).

(8)	The Management Board is authorized, with the consent of the Supervisory Board, to increase the registered share capital of the Company by up to EUR 82,499 (Euro eighty-two thousand four hundred ninety-nine) within a period of five years following the registration of the corresponding amendment to the articles of association with the commercial register, by issuance of up to 82,499 (eighty-two thousand four hundred ninety-nine) new, no-par value registered shares against cash or contribution in-kind in one or several tranches, and also by the exclusion of subscription rights of the existing shareholders, for the purposes of granting further stock options under the amended and restated stock option plan 2015 (two thousand fifteen) implemented by the extraordinary shareholders’ meeting on 2 April 2015 as amended by the ordinary shareholders’ meeting dated 30 June 2015. The authorized capital is used to service the stock options granted to the employees, executive employees or members of the Management Board or Supervisory Board of the Company. The authorized capital increase shall be effected only to the extent that the beneficiaries exercise their stock options.

The exercise price per option shall be equal to 100% (one hundred percent) of the fair market value per share on the date of participation of the respective beneficiary under the stock option scheme 2015 (two thousand fifteen). If the Management Board, Supervisory Board, or shareholders, as the case may be, approve the grant of an option with an exercise price to be determined on a future date, the exercise price shall be equal to 100% (one hundred percent) of the fair market value on such future date.

The fair market value under the stock option scheme 2015 (two thousand fifteen) shall be determined as follows:

(iv)	if the shares are not publicly traded, the Management Board, subject to the approval of the Supervisory Board, will determine the fair market value for purposes of the stock option scheme 2015 (two thousand fifteen) on the basis of an enterprise value of the Company of US$ 148,045,201 as determined by the independent third-party expert evaluator Duff & Phelps B.V. as of 31 March 2015, and taking into account any measure of value it determines to be appropriate to reflect changes in the value of the Company since 31 March 2015 in a manner consistent with the valuation principles under Section 409A of the Internal Revenue Code;

(v)	if the shares trade on a national securities exchange, the closing sale price (for the primary trading session) on the date of participation of the respective beneficiary under the stock option scheme 2015 (two thousand fifteen) will determine the fair market value; or

(vi)	if the shares do not trade on any such exchange, the fair market value will be determined by the average of the closing bid and asked prices as reported by an authorized OTCBB market data vendor (as listed on the OTCBB website otcbb.com) on the date of participation of the respective beneficiary under the stock option scheme 2015 (two thousand fifteen).

For any date that is not a trading day, the fair market value of a share for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Management Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Section 409A of the Internal Revenue Code. The Supervisory Board is authorized to resolve on amendments to the articles of association resulting from the issuance of shares out of the authorized capital.

III. CORPORATE BODIES

A. MANAGEMENT BOARD

§ 5 Composition of the Management Board

(1)	The Management Board shall have between two and five members. The exact number of members of the Management Board shall be determined by the Supervisory Board.

(2)	The Supervisory Board may appoint one member of the Management Board as chairman of the Management Board and one member of the Management Board as deputy chairman of the Management Board.

§ 6 Representation of the Company

(1)	If the Management Board has several members, the Company shall be represented by two members of the Management Board acting jointly or by one member of the Management Board together with the holder of a general commercial power of attorney (Prokurist). If the Management Board has only one member, the Company shall be represented by such member acting solely.

(2)	The Supervisory Board may grant individual members of the Management Board the power to independently represent the Company.

§ 7 Resolutions of the Management Board, Rules of Procedure

(1)	Resolutions of the Management Board shall be passed by a simple majority.

(2)	In the event of a tie, the chairman of the Management Board shall have a casting vote.

(3)	The Supervisory Board may adopt Rules of Procedure for the Management Board. These Rules of Procedure shall, in particular, determine the distribution of responsibilities between the members of the Management Board and any transactions and measures which, in addition to the transactions and measures specified in Section 95 para 5 AktG, require the prior approval of the Supervisory Board. In the cases of Section 95 para 5 nos 4, 5 and 6 AktG, the Supervisory Board shall determine monetary limits up to which no approval of the Supervisory Board is required. In the cases of Section 95 para 5 nos 1 and 2 AktG, the Supervisory Board may determine such monetary limits.

(4)	The Management Board may establish an Advisory Board to provide business advice, adopt Rules of Procedures for such Advisory Board and determine the remuneration of its members, each subject to the prior approval of the Supervisory Board. This shall be not affect the statutory duties and responsibilities of the Management Board and the Supervisory Board.

§ 8 Reports to the Supervisory Board

(1)	The Management Board shall report to the Supervisory Board at least once a year on fundamental questions related to the Company’s future business policy and present the future development of the net assets, financial position and results of operation by means of a forecast (annual report).

(2)	The Management Board shall also report to the Supervisory Board regularly, at least quarterly, on the progress of business and the current situation as compared to the forecast, giving consideration to future developments (quarterly report). If an event of major significance occurs, the chairman of the Supervisory Board shall be informed immediately; furthermore, the Supervisory Board shall be informed immediately of any circumstances that may have a material impact on the profitability or liquidity of the Company (special report).

(3)	The annual report and the quarterly reports shall be made in writing and, if requested by the Supervisory Board, oral explanations shall be given; such reports shall be delivered to each member of the Supervisory Board. The special reports shall be made in writing or orally.

(4)	If requested by the Supervisory Board, the Management Board shall also report on any other matters concerning the Company.

B. SUPERVISORY BOARD

§ 9 Composition and Election of the Supervisory Board

(1)	The Supervisory Board shall have at least three and up to ten members elected by the general meeting.

(2)	Unless elected for a shorter term of office, the members of the Supervisory Board shall be elected for a period until the conclusion of the general meeting that resolves on the formal approval of the acts of the members of the Supervisory Board for the fourth fiscal year following the election, provided that the fiscal year in which the member of the Supervisory Board was elected is not included in this calculation.

(3)	If any member of the Supervisory Board leaves office prior to the end of his/her term of office, an election of a substitute member is not required until the next ordinary general meeting, provided, however, that a substitute member shall be elected immediately by an extraordinary general meeting if the number of members of the Supervisory Board has fallen below three.

(4)	Substitute members of the Supervisory Board shall be elected for the remaining period of the term of office of the member who left office.

(5)	Each member of the Supervisory Board may resign from office without stating reasons by giving four weeks written notice to the Management Board or to the chairman of the Supervisory Board. In the absence of the chairman of the Supervisory Board or in case of resignation by the chairman himself/herself, notice shall given to his/her deputy or to the Management Board. Resignation at an inopportune moment is not permitted.

(6)	Members of the Supervisory Board can be re-elected.

§ 10 Chairman and Deputy

(1)	Immediately after its election, the Supervisory Board shall elect from among its members a chairman and a deputy. If the chairman or deputy leaves office, a substitute chairman or deputy shall be elected immediately.

(2)	The chairman and the deputy can be re-elected.

(3)	When the deputy chairs the Supervisory Board, he/she shall have the same rights and obligations as the chairman.

(4)	Declarations of intent by the Supervisory Board shall be made by the chairman and, in his/her absence, by his/her deputy.

§ 11 Meetings and Resolutions of the Supervisory Board

(1)	The Supervisory Board shall adopt Rules of Procedure for itself.

(2)	Meetings of the Supervisory Board shall be convened by the chairman or, in his/her absence, by the deputy by registered letter, fax, email or courier stating the time, place and agenda of the meeting. The notice convening the meeting shall be sent to the last address specified to the Company by each member of the Supervisory Board with a notice period of fourteen days between the date of the notice and the date on which the meeting is held. In urgent cases, the chairman may shorten this period.

(3)	Upon request of the chairman, meetings of the Supervisory Board may also be convened by the Management Board. In such case, the meeting shall be convened in the same manner as meetings convened by the chairman or his/her deputy.

(4)	The Supervisory Board has a quorum if all members of the Supervisory Board have been properly invited and at least three members of the Supervisory Board having been elected by the general meeting, including the chairman or the deputy, are personally present. Meetings of the Supervisory Board shall be chaired by the chairman or, in his/her absence, by his/her deputy.

(5)	Resolutions shall be passed by a simple majority of the votes cast. In the event of a tie, also in elections, the person chairing the meeting shall have a casting vote (right to cast a decisive vote).

(6)	Any member of the Supervisory Board may appoint another member of the Supervisory Board in writing as his/her proxy to act on his behalf in any individual meeting and may exercise his/her voting right in writing, by fax or by email. A member of the Supervisory Board represented by a proxy shall not be taken into account when determining whether a meeting has a quorum within the meaning of § 11(4). The right to chair a meeting cannot be delegated.

(7)	Minutes shall be taken of the proceedings and resolutions of any meeting of the Supervisory Board, which shall be signed by the person chairing the meeting.

(8)	Resolutions may also be passed in writing (by letter, fax or email) without a meeting being held if so ordered by the chairman or, in his/her absence, the deputy stating the reasons, provided that no member of the Supervisory Board expressly objects to this procedure by declaration to the chairman or, in his/her absence, the deputy within six working days of receipt of the circular resolution. The provisions of § 11(5) regarding the exercise of voting rights in writing shall apply mutatis mutandis. In such case, the appointment of a proxy within the meaning of § 11(6) is not permitted.

(9)	The Supervisory Board may resolve on amendments to the Articles of Association which only relate to their wording.

§ 12 Committees

(1)	The Supervisory Board may establish committees from among its members. The duties and powers of such committees shall be determined by the Supervisory Board who may also adopt Rules of Procedures for such committees. The Supervisory Board may also delegate decision-making powers to such committees, unless performance of duties by the entire Supervisory Board is required by mandatory law.

(2)	Unless otherwise resolved by the Supervisory Board, the provisions on composition, convening, right of participation, quorum, voting and minutes which apply to the Supervisory Board shall apply mutatis mutandis to any committee thereof, provided that a committee may also have only two members.

(3)	The Supervisory Board shall establish an Audit Committee pursuant to Section 92 para 4a AktG.

§ 13 Expense Allowance

(1)	The members of the Supervisory Board elected by the general meeting shall be entitled to appropriate remuneration to be determined by the general meeting. The members of the Supervisory Board shall be entitled to reimbursement of their out-of-pocket expenses and to appropriate attendance fees.

(2)	If members of the Supervisory Board perform special tasks in the interest of the Company, special remuneration may be granted to such members by resolution of the general meeting.

(3)	If the term of office of a member of the Supervisory Board begins or ends during a fiscal year, remuneration shall be granted pro rata temporis.

C. GENERAL MEETING

§ 14 Convening, Place, Participation

(1)	General meetings shall be convened by the Management Board or the Supervisory Board.

(2)	The notice convening the general meeting shall be published in accordance with § 3. Publication shall occur, in the case of ordinary general meetings, no later than the 28th day preceding the meeting or, in other cases, no later than the 21st day preceding the meeting.

(3)	General meetings shall be held at the registered office of the Company or of any of its Austrian branches or Austrian subsidiaries or in a capital of the Austrian federal states.

(4)	The Management Board is authorised, with the consent of the Supervisory Board, to provide in the notice convening the general meeting that shareholders are entitled to participate in the general meeting via voting by mail (Section 102 para 6 in conjunction with Section 127 AktG), via remote participation (Section 102 para 3 no 2 AktG) and/or via remote voting (Section 102 para 3 no 3 AktG) and to exercise any or all rights in such manner. If the Management Board makes use of this authorisation, details must be specified in the notice convening the general meeting.

(5)	The participation of members of the Management Board or the Supervisory Board via an optical and acoustic two-way communication line is permitted.

§ 15 Participation

(1)	The entitlement to participate in the general meeting and to exercise the shareholder rights to be exercised in the general meeting shall be based on the registration in the share register at the end of the tenth day preceding the general meeting (record date).

(2)	The shareholders registered in the share register on the record date are entitled to participate in the general meeting, provided that they register for the meeting in text form at the address specified for such purpose in the notice convening the general meeting no later than three working days prior to the meeting, unless a later date is specified in such notice.

(3)	Each shareholder may appoint a natural person or legal entity as proxy to participate in the general meeting and to exercise the shareholder rights to be exercised in the general meeting on his/her behalf. The power of attorney appointing the proxy shall be granted in text form, sent to the Company in accordance with § 3(2) and kept or recorded in a verifiable manner by the Company. The details for the granting of such powers of attorney shall be published together with the notice convening the general meeting.

(4)	A separate registration for remote participation and remote voting (§ 14(3)) may be required in the notice convening the general meeting, provided that also an earlier cut-off date for registration may be specified.

§ 16 Voting Right in the General Meeting

(1)	Each no-par value share confers one vote.

(2)	Resolutions of the general meeting shall be passed by a simple majority of the votes cast, unless a greater majority is required by law, provided, however, that resolutions on capital increases pursuant to Section 149 AktG without the exclusion of subscription rights may be passed by a simple majority of the votes cast. In cases in which a majority of the share capital is required, the resolutions shall be passed by a simple majority of the registered share capital represented at the time of voting, unless a greater majority of the share capital is required by law.

(3)	If, in case of elections, a simple majority is not achieved in the first ballot, a second ballot shall be held between the two candidates who received the largest number of votes. In the event of a tie, the election shall be decided by lot.

§ 17 Chair of the General Meeting

(1)	The general meeting shall be chaired by the chairman of the Supervisory Board and, in his/her absence, by his/her deputy. In the absence of both of them, the present notary shall chair the meeting until a chairman is elected.

(2)	The chairman of the general meeting shall conduct the proceedings and shall determine, in particular, the order in which the items on the agenda are dealt with and the order of the speakers and, for each item on the agenda, the form and order of the voting on the proposals for resolutions as well as the procedure for counting the votes, unless provided otherwise by mandatory law.

(3)	The general meeting may be publicly transmitted in parts or in its entirety by audio and/or visual means and may be made available on the internet.

(4)	The language of the proceedings of the general meeting is German.

IV. ANNUAL FINANCIAL STATEMENTS AND APPROPRIATION OF PROFIT

§ 18 Fiscal Year

(1)	The fiscal year of the Company corresponds to the calendar year.

(2)	The Company is established for an indefinite period.

§ 19 Annual Financial Statements and Management Report

(1)	The Management Board shall, within the first five months of each fiscal year, prepare the annual financial statements and the management report as well as the consolidated financial statements and the group management report for the preceding fiscal year and submit these documents, after they have been audited by the auditor, together with the corporate governance report to the Supervisory Board. If the annual financial statements show a distributable profit (Bilanzgewinn), the Management Board shall also submit to the Supervisory Board a proposal for the appropriation of such profit.

(2)	The Supervisory Board shall audit the documents pursuant to § 19(1) within two months of receipt and shall make a statement to the Management Board and report to the general meeting on such audit.

(3)	If the Supervisory Board approves the annual financial statements, they are adopted unless the Management Board and the Supervisory Board decide that the annual financial statements shall be adopted by the general meeting.

(4)	The general meeting shall, within the first eight months of each fiscal year, resolve on the appropriation of the distributable profit, the discharge of the members of the Management Board and the Supervisory Board from responsibility (Entlastung) in the preceding fiscal year, the election of the auditors and, in the cases provided by law, on the adoption of the annual financial statements.

§ 20 Distribution of Profits

(1)	The distributable profit shall be distributed to the shareholders in proportion to the amounts paid in on their shares, unless the general meeting resolves to appropriate such profit otherwise. The general meeting may also resolve not to distribute, or distribute only part of, the distributable profit shown in the financial statements to the shareholders. Amounts paid in on shares during the fiscal year shall be taken into account in proportion to the period that has passed since such payments were made. If new shares are issued during the fiscal year, the date from which such shares carry dividend rights shall be determined.

(2)	Dividends shall be due for payment to the shareholders within 30 (thirty) days of the ordinary general meeting, unless resolved otherwise by the general meeting.

(3)	Dividends not claimed by the shareholders within three years from their due date shall be forfeited and shall be allocated to the free reserves of the Company.